Exhibit 10.15

SARA LEE CORPORATION

SEVERANCE PLANS

FOR CORPORATE OFFICERS

ARTICLE I INTRODUCTION.

This document sets forth the severance plans of Sara Lee Corporation (the “Corporation”) governing:

(i) payments and benefits to be provided in the event of the involuntary termination of employment with the Corporation of an officer of the Corporation (excluding assistant secretaries and assistant treasurers) elected by the Board of Directors of the Corporation (“Officer” or “Terminated Officer”), as set forth in Article III below; and

(ii) payments and benefits to be provided in the event of the termination of employment with the Corporation of an Officer under certain circumstances following a change in control of the Corporation, as set forth in Article IV below.

ARTICLE II COMMON PROVISIONS.

The following provisions shall apply to both the Involuntary Termination Plan (Article III below) and the Change in Control Plan (Article IV below):

(a) Definitions. Whenever used in the Involuntary Termination Plan or the Change in Control Plan, capitalized terms used but not otherwise defined herein shall have the meanings set forth below:

“Board” means the Board of Directors of the Corporation.

“Committee” means the Compensation and Employee Benefits Committee of the Board, a subcommittee thereof, or such other committee as may be appointed by the Board.

“Corporation” means Sara Lee Corporation and any successor thereto.

“Effective Date” means June 26, 2002.

(b) Employment Status. Except as may be provided under any other agreement between an Officer and the Corporation, the employment of such Officer by the Corporation is “at will,” and may be terminated by either such Officer or the Corporation at any time, subject to applicable law.

(c) Severability. In the event any provision of either the Involuntary Termination Plan or the Change in Control Plan shall be held illegal or invalid for any reason, the illegality or invalidity of such provision shall not affect the remaining parts of such plan, and such plan shall be construed and enforced as if the illegal or invalid provisions had not been included. Further, the captions of the plans are not part of the provisions thereof and shall have no force and effect.

ARTICLE III INVOLUNTARY TERMINATION PLAN.

SECTION 1. INTRODUCTION. This plan (the “Involuntary Termination Plan”) has been established by the Corporation to govern payments and benefits to be made in the event of the involuntary termination of employment with the Corporation of an Officer on or after the Effective Date. The Involuntary Termination Plan does not govern severance payments and benefits to be made in the event of a Qualifying Termination (as such term is defined in Article IV below), which matters are instead governed by the Change in Control Plan (Article IV below).

SECTION 2. STATEMENT OF GENERAL PURPOSE. It is intended by the Corporation that an Officer whose employment with the Corporation has been involuntarily terminated under the circumstances described herein be entitled to specified severance pay and benefits as set forth in this Involuntary Termination Plan, and subject to the terms of a separation agreement between the Corporation and the Officer entered into in connection with the termination of employment. This Involuntary Termination Plan duly recognizes the circumstances of termination and years of service with the Corporation as factors to be considered in the determination of the amount of severance to be paid to a Terminated Officer.

SECTION 3. ELIGIBILITY FOR SEVERANCE.

(a) Eligible Terminations. Subject to Section 3(b), an Officer may be eligible for severance payments and benefits pursuant to this Involuntary Termination Plan only if his or her employment with the Corporation terminates under one of the following circumstances:

(i)	the Officer’s employment is terminated involuntarily because of unacceptable performance,

(ii)	the Officer’s employment is terminated involuntarily due to an organizational restructuring which results in the elimination of the Officer’s position or function, or

(iii)	the Officer terminates his or her employment at the request of the Corporation.

(b) Ineligible Terminations. Notwithstanding Section 3(a), an Officer shall not be eligible for any severance payments or benefits pursuant to this Involuntary Termination Plan if his or her employment with the Corporation terminates under any of the following circumstances:

(i)	a termination for Cause,

(ii)	a termination due to Disability,

(iii)	a termination due to death,

(iv)	a termination due to Retirement,

(v)	a voluntary termination of employment by the Officer other than at the request of the Corporation,

(vi)	a termination of employment of the Officer following which, within a reasonable period of time, the Officer is offered and accepts new employment with the Corporation,

(vii)	the transfer of the Officer’s employment to a subsidiary or affiliate of the Corporation with the consent of the Officer,

(viii)	the divestiture by the Corporation of the subsidiary, division or operation that employs the Officer and the continuance of employment by the new or acquiring entity on substantially the same financial terms and conditions as in effect immediately prior to such disposition or on such other terms and conditions as are agreed to by the Officer,

(ix)	a termination of employment of the Officer under circumstances which entitle the Officer to receive severance payments or benefits pursuant to the terms of the Change in Control Plan (Article IV below) or another plan or agreement which is or has been established or entered into by the Corporation or a subsidiary or affiliate of the Corporation or assumed by the Corporation or a subsidiary or affiliate of the Corporation in an acquisition, merger or similar transaction (including without limitation a change-in-control plan or agreement with a company which is acquired by the Corporation or a subsidiary or affiliate of the Corporation), or

(x)	any other termination of employment under circumstances not described in Section 3(a).

(c) Definitions.

(i)	A termination for “Cause” shall mean a termination of employment by the Corporation when the Officer has willfully engaged in conduct materially injurious to the Corporation or has committed a crime involving dishonesty, moral turpitude or other disreputable behavior, including, but not limited to, a violation of the Corporation’s Global Business Standards.

(ii)	A termination due to “Disability” shall mean a termination of employment in connection with a determination by the Corporation under the Corporation’s disability plan that the Officer is disabled.

(iii)	A termination due to “Retirement” shall mean a termination on or after the Officer’s normal retirement age (as defined in an applicable Retirement Plan (as hereinafter defined)) following which the Terminated Officer is eligible for retirement benefits under the Sara Lee Corporation Consolidated Pension and Retirement Plan or any other qualified retirement plan of the Corporation or a subsidiary or affiliate of the Corporation, other than a 401(k) plan (each a “Retirement Plan”).

(iv)	An Officer’s “Termination Date” shall mean the date specified in the Officer’s Separation Agreement and Release as the Officer’s last day of employment with the Corporation.

(d) Characterization of Termination. The characterization of an Officer’s termination under this Involuntary Termination Plan shall be made by the Corporation’s Senior Vice President-Human Resources, or such other person or committee designated by the Committee, which determination shall be final and binding (subject, however, to Section 9(c) below).

SECTION 4. SEVERANCE BENEFITS PAYABLE.

(a) Severance Pay. An Officer terminated under circumstances described in Section 3(a), and not described in Section 3(b), shall receive:

(i)	continued payment of the Officer’s base salary, as in effect immediately prior to the Officer’s Termination Date (the “Salary Portion of Severance”), over the number of months (the “Severance Period”) determined by multiplying:

(A)	the number of the Officer’s full years of employment with the Corporation or any subsidiary or affiliate of the Corporation (including periods of employment with a predecessor employer, the business of which was acquired by the Corporation), by

(B)	three months if the Officer is an Executive Vice President or an officer senior thereto; two months if the Officer is a Senior Vice President; or one month if the Officer is a Vice President;

provided, however, that except to the extent increased pursuant to Section 4(a)(iii), in no event shall the Severance Period be less than twelve months or more than twenty-four months;

(ii)	a pro-rata amount (from the first day of the current fiscal year of the Corporation to the Officer’s Termination Date) of:

(A)	the annual incentive, if any, payable under the annual incentive plan of the Corporation (the “Annual Incentive Plan”) in effect with respect to the fiscal year in which the Termination Date occurs, using actual financial or other quantitative bonus objectives and assuming a “superior” level of performance with respect to the Individual Standards of Performance portion of such incentive (the “Annual Incentive Portion of Severance”); and

(B)	any long-term incentive award (excluding stock options), if any, payable under any long-term incentive plan of the Corporation in which the Terminated Officer was a participant immediately prior to such Officer’s Termination Date, if such long-term incentive award relates, in whole or in part, to the period prior to the Termination Date (the “Long-Term Incentive Portion of Severance”), with the pro-rata amount calculated pursuant to the terms and conditions approved by the Committee at the time the award was granted and applicable to such long-term incentive plan or award;

(iii)	at the discretion of the Chief Executive Officer of the Corporation, an additional Salary Portion of Severance payable pursuant to an extension of the Severance Period by up to three additional months if the Officer is age 40 years or older but less than age 50 on the Termination Date or up to six additional months if the Officer is age 50 or older on the Termination Date; and

(iv)	in the event of a termination pursuant to Section 3(a)(ii) or (iii), at the discretion of the Chief Executive Officer of the Corporation, an additional Annual Incentive Portion of Severance in an amount not in excess of 50% of the maximum annual incentive payable for the Severance Period; provided, however, that such additional Annual Incentive Portion of Severance shall be prorated for any partial fiscal year in the Severance Period.

(b) Health Coverage. Beginning on the Termination Date, a Terminated Officer shall be eligible to elect COBRA continuation coverage under the group medical and dental plan available to similarly situated officers of the Corporation. If a Terminated Officer eligible for severance under Section 3 elects COBRA continuation coverage for medical coverage, dental coverage or both, the Corporation shall subsidize the premium charged during the Severance Period so that the amount of such premium payable by such Terminated Officer shall equal the amount payable by an active Officer of the Corporation for similar coverage. The premium charged for COBRA continuation coverage after the end of the Severance Period shall be entirely at the Terminated Officer’s expense and may be different from the premium charged during the Severance Period. The Terminated Officer’s COBRA continuation coverage shall terminate in accordance with the COBRA continuation of coverage provisions under the Corporation’s group medical and dental plans. If the Terminated Officer is eligible for early retirement under the terms of a Retirement Plan (or would become eligible if the Severance Period is considered as employment), then in lieu of COBRA continuation coverage under the group medical plan the Terminated Officer may elect to participate in the Sara Lee Corporation Retiree Medical Plan available to the Officers of the Corporation after the Termination Date in accordance with the terms and conditions of the plan in effect from time to time; provided, that such coverage shall not be available to the Terminated Officer unless he or she elects such coverage within thirty (30) days following the Termination Date. The premium charged the Terminated Officer for such retiree medical coverage may be different from the premium charged an active Officer of the Corporation for similar coverage.

(c) Participation In Other Plans. Except as otherwise provided herein or in the applicable plan, participation in all other plans of the Corporation or any subsidiary or affiliate of the Corporation available to similarly situated Officers of the Corporation, including but not limited to, qualified pension plans, stock purchase plans, 401(k) plans and ESOPs, personal accident insurance, travel accident insurance, short and long term disability insurance and accidental death and dismemberment insurance, shall cease on the Officer’s Termination Date. Any non-qualified ESOP and pension benefits will be provided to a Terminated Officer eligible for severance through the Sara Lee Corporation Supplemental Benefit Plan by treating the Severance Period as a period of employment with the Corporation. The Corporation shall continue to maintain during the Severance Period life insurance covering the Terminated Officer under the Executive Life Insurance Program, as such program is then in effect. If the Terminated Officer is eligible for early retirement or becomes eligible for early retirement during the Severance Period, then the Corporation will continue to pay the premiums (or prepay the entire premium) so that the retired Terminated Officer has a paid-up life insurance benefit equal to his or her annual salary on the Termination Date. Any stock option awards such Terminated Officer received prior to the Termination Date shall continue to vest during the Severance Period pursuant to the terms of the stock option plan and stock option grant agreements; provided, however, that a Terminated Officer shall not be eligible for, or receive, restoration stock options following the Termination Date. Any stock option awards that vest prior to the end of the Severance Period must be exercised by the Terminated Officer within the applicable period specified in the stock option plan and stock option grant agreements. During the Severance Period, a Terminated Officer who has participated in the Estate Builder Plan will continue to participate in such Plan at the target rate of interest. A Terminated Officer eligible for severance under this Involuntary Termination Plan shall be permitted to continue using the automobile provided to him or her by the Corporation in accordance with the terms of the Corporation’s leased automobile policy until the earliest of (i) the end of the Severance Period, (ii) the date on which he or she accepts full time employment with another employer or (iii) the end of the lease term, and during such period the Corporation shall be responsible for lease payments and insurance with respect to such automobile and the Terminated Officer shall be responsible for all other expenses. The Terminated Officer shall have the option to purchase such automobile at any time during or upon the conclusion of the Severance Period pursuant to the then current terms of the Corporation’s Executive Auto Program. A Terminated Officer shall not be eligible for reimbursement of club memberships and expenses incurred, or for participation in the Corporation’s Matching Grant Program, after the Terminated Officer’s Termination Date.

(d) Foreign Officers. If the Terminated Officer is domiciled outside of the United States on his Termination Date, at the discretion of the Committee, the Terminated Officer shall receive the severance benefits required to be paid pursuant to the laws of the country in which the Terminated Officer is domiciled on his Termination Date in lieu of the benefits under Section 4(a) through (c) above.

SECTION 5. MODE OF PAYMENT OF SEVERANCE. The Salary Portion of Severance shall be paid in accordance with the Corporation’s Corporate Office pay schedule, unless the Chief Executive Officer of the Corporation, at his sole discretion, shall elect to pay the Salary Portion of Severance in a lump sum payment or a combination of regular payments and a lump sum payment. The Annual Incentive Portion of Severance, if any, shall be paid to the Terminated Officer in cash on the same date the active participants under the Annual Incentive Plan are paid and the Long-Term Incentive Portion of Severance, if any, shall be paid to the Terminated Officer in the same form and on the same date the active participants under the applicable long term incentive plan are paid. Any additional Annual Incentive Portion of Severance payable pursuant to Section 4(a)(iv) shall be paid in cash in equal monthly installments during the Severance Period. All payments hereunder shall be reduced by such amount as the Corporation (or any subsidiary or affiliate of the Corporation) may be required under all applicable federal, state, local or other laws or regulations to withhold or pay over with respect to such payment.

SECTION 6. TERMINATION OF BENEFITS. All rights to receive or continue to receive severance payments and benefits pursuant to this Involuntary Termination Plan shall cease on the earliest of (a) the date the Terminated Officer becomes eligible to receive benefits under a Retirement Plan on or after attaining the normal retirement age under such plan, (b) the date the Terminated Officer actually begins receiving benefits under a Retirement Plan, (c) the date the Terminated Officer breaches any of the covenants in the Separation Agreement and Release, as defined in Section 7, including without limitation any noncompetition, nonsolicitation, confidentiality or nondisparagement covenants contained therein, and (d) the date the Terminated Officer becomes reemployed by the Corporation or any of its subsidiaries or affiliates.

SECTION 7. SEPARATION AGREEMENT. No benefits under this Involuntary Termination Plan shall be payable to any Terminated Officer until the Terminated Officer and the Corporation have executed a Separation Agreement and Release (in substantially the form approved by the Committee or its Chairman, with such revisions or modifications as shall be deemed necessary or appropriate by the Senior Vice President-Human Resources) and the payment of benefits under this Involuntary Termination Plan shall be subject to the terms and conditions of such Separation Agreement and Release.

SECTION 8. DEATH OF TERMINATED OFFICER. In the event that the Terminated Officer shall die prior to the payment in full of (a) the Salary Portion of Severance, (b) the Annual Incentive Portion of Severance, if any, or (c) the Long-Term Incentive Portion of Severance, if any (including any additional Annual Incentive Portion of Severance pursuant to Section 4(a)(iv)), then the Terminated Officer’s estate or beneficiary, whichever is applicable, shall be paid the remaining payments of such benefits. Such payments shall not affect or reduce any other death benefits that the Terminated Officer’s estate or beneficiary shall be entitled to receive under other plans of the Corporation.

SECTION 9. ADMINISTRATION OF PLAN

(a) General. Except as specifically provided herein, the Involuntary Termination Plan shall be administered by the Committee. The Committee may delegate any administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of severance benefits, to designated individuals or committees. The Committee shall be the “administrator” and a “named fiduciary” under the Involuntary Termination Plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(b) Interpretations And Variations. The Committee shall have the duty and authority to interpret and construe, in its sole discretion, the terms of the Involuntary Termination Plan in regard to all questions of eligibility, the status and rights of Officers, distributees and other persons under the Involuntary Termination Plan, and the manner, time and amount of any payment under the Involuntary Termination Plan. The Committee or its representative shall decide any issues and disputes arising under this Involuntary Termination Plan, and the decision of the Committee shall be binding and conclusive on the Terminated Officer and the Corporation. Any variations from the Involuntary Termination Plan may only be made by the Committee in its sole discretion.

(c) Claims Procedure. Any Terminated Officer who believes that he or she is entitled to receive severance benefits under the Involuntary Termination Plan may file a claim in writing with the Committee within ninety (90) days after the date such Terminated Officer believes he or she should have received such benefits. No later than ninety (90) days after the receipt of the claim, the Committee shall either allow or deny the claim in writing. A denial of a claim, in whole or in part, shall be written in a manner calculated to be understood by the claimant and shall include:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Involuntary Termination Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure.

A claimant whose claim is denied (or his or her duly authorized representative) may within 60 days after receipt of the denial of his or her claim:

(i)	request a review upon written application to the Committee;

(ii)	review pertinent documents; and

(iii)	submit issues and comments in writing.

(d) The Committee shall notify the claimant of its decision on review within sixty (60) days after receipt of a request for review unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of a request for review. Notice of the decision on review shall be in writing. The Committee’s decision on review shall be final and binding on any claimant or any successor in interest. If a Terminated Officer subsequently wishes to file a claim against the Involuntary Termination Plan, any legal action must be filed with ninety (90) days of the Committee’s final decision.

SECTION 10. MISCELLANEOUS.

(a) Amendment or Termination. Notwithstanding anything herein to the contrary, the Corporation may amend, modify or terminate the Involuntary Termination Plan at any time by resolutions duly adopted by the Committee which may be effective prospectively or retroactively, as determined by the Committee; provided, however, that no amendment, modification or termination shall deprive any Terminated Officer of any payment or benefit payable pursuant to the terms of a Separation Agreement and Release between the Corporation and such Terminated Officer.

(b) Governing Law. This Involuntary Termination Plan shall be construed and enforced in accordance with ERISA and the laws of the State of Illinois to the extent such laws are not preempted by ERISA.

(c) Successors and Assigns. This Involuntary Termination Plan shall be binding upon and inure to the benefit of the Corporation and its successors and assigns and shall be binding upon and inure to the benefit of a Terminated Officer and his or her legal representatives, heirs and assigns. No rights, obligations or liabilities of a Terminated Officer hereunder shall be assignable without the prior written consent of the Corporation.

ARTICLE IV CHANGE IN CONTROL PLAN.

SECTION 1. STATEMENT OF GENERAL PURPOSE. It is intended by the Corporation that Officers shall be entitled to receive specified Change in Control Benefits upon termination of employment under certain circumstances following a Change in Control, in recognition of the circumstances surrounding the possibility of a Change in Control. The objectives of this plan (the “Change in Control Plan”) are to: (a) assure the Corporation of continuity of management in the event of an actual, possible or threatened Change in Control of the Corporation, (b) induce Officers to remain in the employ of the Corporation and (c) attract and retain well-qualified executives.

SECTION 2. ESTABLISHMENT AND TERM. This Change in Control Plan will commence on the Effective Date and will continue in effect thereafter, subject to amendment or termination by the Committee in accordance with Section 9(e) below.

SECTION 3. DEFINITIONS. Whenever used in this Change in Control Plan, capitalized terms used but not otherwise defined herein shall have the meanings set forth below:

“Base And Bonus Compensation” means (i) the annual salary in effect for an Officer immediately prior to the Change in Control (or, if greater, any annual salary in effect for such Officer at any time after the Change in Control) plus (ii) the greater of (A) such Officer’s target annual incentive (as defined in the Annual Incentive Plan) for the year in which the Change in Control occurs or (B) such Officer’s actual annual incentive for the fiscal year immediately prior to the year in which the Change in Control occurs (including in clauses (i) and (ii) any deferred amounts).

“Beneficiary” means, with respect to an Officer, the persons or entities designated or deemed designated by such Officer pursuant to Section 9(c) of this Article.

“Cause” shall have the meaning set forth in Section 3(c) of Article III above.

“Change in Control” shall occur:

(i) upon the acquisition by any individual, entity or group, including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”), of beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 20% or more of the combined voting power of the then outstanding capital stock of the Corporation that by its terms may be voted on all matters submitted to stockholders of the Corporation generally (such capital stock, “Voting Stock”); provided, however, that the following acquisitions shall not constitute a Change in Control: (a) any acquisition directly from the Corporation (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Corporation), (b) any acquisition by the Corporation, (c) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation, or (d) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Corporation, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (a), (b) and (c) of subsection (ii) below shall be satisfied; and provided further that, for purposes of clause (b) above, if any Person (other than the Corporation or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation) shall become the beneficial owner of 20% or more of the Voting Stock by reason of an acquisition by the Corporation and such Person shall, after such acquisition by the Corporation, become the beneficial owner of any additional shares of the Voting Stock and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control; or

(ii) upon the consummation of a reorganization, merger or consolidation of the Corporation, or a sale or other disposition of all or substantially all of the Corporation’s property and assets; excluding, however, any such reorganization, merger, consolidation, sale or other disposition with respect to which, immediately after consummation of such transaction, (a) all or substantially all of the beneficial owners of the Voting Stock of the Corporation outstanding immediately prior to such transaction continue to beneficially own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the entity resulting from such transaction), more than 50% of the combined voting power of the voting securities of the entity resulting from such transaction (including, without limitation, the Corporation or an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s property or assets, directly or indirectly) (the “Resulting Entity”) outstanding immediately after such transaction, in substantially the same proportions relative to each other as their ownership immediately prior to such transaction, and (b) no Person (other than any Person that beneficially owned, immediately prior to such reorganization, merger, consolidation, sale or other disposition, directly or indirectly, Voting Stock representing 20% or more of the combined voting power of the Corporation’s then outstanding securities) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding securities of the Resulting Entity, and (c) at least a majority of the members of the board of directors of the entity resulting from such transaction were Continuing Directors of the Corporation at the time of the execution of the initial agreement or action of the Board authorizing such reorganization, merger, consolidation, sale or other disposition; or

(iii) upon the consummation of a plan of complete liquidation or dissolution of the Corporation; or

(iv) when those individuals who, immediately after the 2002 annual meeting of stockholders of the Corporation, constitute the Board (the “Continuing Directors”) cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Corporation subsequent to the 2002 annual meeting of stockholders of the Corporation whose election, or nomination for election by the Corporation’s stockholders, was approved by the vote of at least a majority of the Continuing Directors then comprising the Board (or by the nominating committee of the Board, if such committee is comprised of Continuing Directors and has such authority) shall be deemed to have been a Continuing Director; and provided further, that no individual shall be deemed to be a Continuing Director if such individual initially was elected as a director of the Corporation as a result of (A) an actual or threatened solicitation by a Person (other than the Board) made for the purpose of opposing a solicitation by the Board with respect to the election or removal of directors, or (B) any other actual or threatened solicitation of proxies or consents by or on behalf of any Person (other than the Board).

“Change in Control Benefits” means the payment of severance compensation and benefits as provided in Section 2(b) of this Article IV.

“Code” means the United States Internal Revenue Code of 1986, as amended, and any successors thereto.

“Disability” has the meaning set forth in Section 3(c) of Article III above.

“Effective Date of Termination” means the date on which a Qualifying Termination occurs which triggers the payment of Change in Control Benefits hereunder.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Good Reason” means the occurrence of any one or more of the following (without the Officer’s written consent):

(i) any failure to elect or reelect or otherwise to maintain the Officer in the office or the position, or a substantially equivalent office or position, of or with the Corporation which the Officer held immediately prior to a Change in Control, or the removal of the Officer as a director of the Corporation (or any successor thereto) if the Officer shall have been a director of the Corporation immediately prior to the Change in Control;

(ii) the assignment to the Officer of duties materially inconsistent with the Officer’s authorities, duties, responsibilities or status, an adverse change in the Officer’s reporting relationship, or any other action which results in a diminution in the Officer’s authorities, duties, responsibilities, status or reporting relationship from those in effect immediately prior to the Change in Control;

(iii) the Corporation’s requiring the Officer to be based at an office location which is at least fifty (50) miles from his or her current office location, or the Corporation’s requiring the Officer to travel on business to a substantially greater degree than required prior to the Change in Control;

(iv) a reduction in the Officer’s annual base salary as in effect immediately prior to the Change in Control (or, if greater, any annual base salary in effect for such Officer at any time after the Change in Control);

(v) a material reduction in the Officer’s level of participation in any of the Corporation’s annual and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices or arrangements in which the Officer participates from the levels in place immediately prior to the Change in Control;

(vi) the failure by the Corporation to obtain a satisfactory agreement from any successor to the Corporation to assume and agree to perform this Change in Control Plan;

(vii) any termination of the Officer’s employment by the Corporation that is not effected pursuant to a Notice of Termination; and

(viii) any action or event described in clause (i), (ii), (iii), (iv) or (v) above taken by the Corporation prior to the Change in Control at the request of the other party to the Change in Control transaction or otherwise in contemplation of the closing of the Change in Control transaction.

The existence of Good Reason shall not be affected by an Officer’s temporary incapacity due to physical or mental illness not constituting a Disability. An Officer’s Retirement shall constitute a waiver of his or her rights with respect to any circumstance constituting Good Reason. An Officer’s continued employment shall not constitute a waiver of his or her rights with respect to any circumstances which may constitute Good Reason; provided, however, that an Officer may not rely on any particular action or event described in clause (i) through (viii) above as a basis for terminating his or her employment for Good Reason unless he or she delivers a Notice of Termination based on that action or event within six months after its occurrence and the Corporation has failed to correct the circumstances cited by the Officer as constituting Good Reason within 30 days of receiving the Notice of Termination.

Any determination by the Chief Executive Officer that he has Good Reason to terminate his employment shall be binding on the Corporation, unless he is at the time serving as the Chief Executive Officer of, and reports directly to the board of directors (or equivalent governing body) of, the ultimate parent of the corporate group which includes the Corporation (or its successor) following the Change in Control.

“Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Change in Control Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of an Officer’s employment under the provision so indicated.

“Prorated Long Term Bonus Amount” shall mean the long-term bonuses payable under any long-term bonus plans then in effect, assuming full vesting and achievement of target levels, but prorated for the number of days elapsed in each plan cycle through the Effective Date of Termination.

“Qualifying Termination” means either of the following events:

(i) any termination of an Officer’s employment by the Corporation for reasons other than for Cause within six (6) months preceding or within two (2) years following a Change in Control (regardless of whether or not a Notice of Termination is delivered to such Officer by the Corporation); or

(ii) a voluntary termination by an Officer for Good Reason within two (2) years following a Change in Control pursuant to a Notice of Termination delivered to the Corporation by such Officer.

“Retirement” has the meaning set forth in Section 3(c) of Article III above.

SECTION 4. CHANGE IN CONTROL BENEFITS.

(a) Right to Change in Control Benefits. Each Officer shall be entitled to receive from the Corporation the Change in Control Benefits, as described in Section 4(b) of this Article, if (i) there has been a Change in Control and (ii) a Qualifying Termination of such Officer has occurred. Notwithstanding the foregoing, an Officer shall not be entitled to Change in Control Benefits if he or she is terminated for Cause, or if his or her employment with the Corporation ends due to death, Disability or Retirement or due to a voluntary termination of employment by such Officer without Good Reason.

(b) Description of Change in Control Benefits.

(i) Change in Control Benefits. In the event an Officer becomes entitled to receive Change in Control Benefits, as provided in Section 4(a) of this Article, the Corporation shall pay to such Officer and provide such Officer with the following:

(A)	A lump sum cash amount equal to either (i) three (3) times Base and Bonus Compensation in the case of the Chief Executive Officer or any Executive Vice President or (ii) two (2) times Base and Bonus Compensation for any other Officer.

(B)	A lump sum cash amount equal to such Officer’s prorated annual incentive (as determined in accordance with Section 4(a)(ii)(A) of Article III).

(C)	A lump sum cash amount equal to such Officer’s prorated long term incentive (as determined in accordance with Section 4(a)(ii)(B) of Article III).

(D)	A lump sum cash amount equal to such Officer’s unpaid base salary and unused and accrued vacation through the Effective Date of Termination.

(E)	If the aggregate benefits accrued by the Officer as of the Effective Date of Termination under the savings and retirement plans sponsored by the Corporation are not fully vested pursuant to the terms of the applicable plan, the difference between the benefits the Officer is entitled to receive under such plans and the benefits he would have received had he been fully vested will be provided to the Officer under the Sara Lee Corporation Supplemental Benefit Plan. In addition, for purposes of determining the Officer’s benefits under the Sara Lee Corporation Supplemental Benefit Plan and the Officer’s right to post-retirement medical benefits under the Sara Lee Corporation Retiree Medical Plan, the Officer shall be assumed to have continued in employment following the Effective Date of Termination for three (3) years in the case of the Chief Executive Officer or any Executive Vice President or two (2) years in the case of any other Officer (i.e., three (3) or two (2) additional years of age and service credits shall be added) subject, in each such case, to the maximum service periods under the Sara Lee Corporation Supplemental Benefit Plan and/or the Sara Lee Corporation Retiree Medical Plan, as applicable; provided, however, that for purposes of determining “final average pay” under the Sara Lee Corporation Supplemental Benefit Plan, the Officer’s employment shall be deemed to have continued for three (3) or two (2) years following the Effective Date of Termination with the annualized base salary rate and the annual incentive award used in the calculation of Base and Bonus Compensation. However, the Officer will not be eligible to begin receiving any retirement benefits under any such plans until the later of (i) the third anniversary of the Effective Date of Termination in the case of the Chief Executive Officer or any Executive Vice President or the second anniversary of the Effective Date of Termination in the case of any other Officer or (ii) the date he or she would otherwise be eligible to begin receiving benefits under such plans.

(F)	A continuation of the health insurance, life insurance, personal accident insurance, travel accident insurance and accidental death and dismemberment insurance coverages available to similarly situated Officers on the Effective Date of Termination for a period of either (i) three (3) years after the Effective Date of Termination in the case of the Chief Executive Officer or any Executive Vice President or (ii) two (2) years after the Effective Date of Termination in the case of any other Officer. These benefits shall be provided to such Officer at the same premium cost, and at the same coverage level, as in effect as of such Officer’s Effective Date of Termination. However, in the event the premium cost and/or level of coverage shall change for all employees with respect to supplemental benefits, the cost and/or coverage level, likewise, shall change for such Officer in a corresponding manner. The continuation of these coverages shall be discontinued prior to the end of the three (3) or two (2) year period (as appropriate) in the event such Officer has available substantially similar coverages at a comparable cost from a subsequent employer, as determined by the Committee.

(G)	A continuation of the Officer’s participation, if any, in the Estate Builder Plan at the target rate of interest for three (3) years in the case of the Chief Executive Officer or any Executive Vice President or two (2) years in the case of any other Officer. In the case of the Chief Executive Officer, any Executive Vice President or any Senior Vice President, the Officer shall also continue to receive financial planning and counseling services consistent with past practice at the Corporation’s sole cost and expense during such three (3) or two (2) year period (as applicable).

(H)	The Officer shall be permitted to continue using the automobile provided to him or her by the Corporation in accordance with the terms of the Corporation’s leased automobile policy until the earliest of (i) the third anniversary of the Effective Date of Termination in the case of the Chief Executive Officer or any Executive Vice President or the second anniversary of the Effective Date of Termination in the case of any other Officer, (ii) the date on which he or she accepts full time employment with another employer and (iii) the end of the lease term, and during such period the Corporation shall be responsible for lease payments and insurance with respect to such automobile and the Officer shall be responsible for all other expenses. The Officer shall have the option to purchase such automobile at any time during or upon the conclusion of such three (3) or two (2) year period (as appropriate) pursuant to then current terms of the Corporation’s Executive Auto Program.

(ii) Stock Options and Restricted Shares.

(A)	All options to purchase the Corporation’s common stock held by the Officer shall automatically vest upon a Change in Control and all restrictions and/or forfeiture conditions on any restricted shares or restricted share units held by the Officer shall automatically lapse upon a Change in Control.

(B)	For purposes of each of the Officer’s stock options that is exercisable on the Effective Date of Termination, the Officer’s termination of employment shall be disregarded, and each such option shall continue to be exercisable as though the Officer’s employment had continued through the last day on which such option would be exercisable in the absence of such employment termination.

(C)	This Section 4(b)(ii) shall be applicable notwithstanding any conflicting or contrary term of any plan, arrangement or agreement.

(iii) Outplacement Services. The Corporation shall, at its sole cost and expense, provide the Officer with outplacement services suitable to the Officer’s position for a period of one (1) year or, if earlier, until the first acceptance by the Officer of an offer of employment.

(c) Termination for Disability. Following a Change in Control, if an Officer’s employment is terminated due to Disability, such Officer shall receive his or her base salary through the Effective Date of Termination, at which time such Officer’s benefits shall be determined in accordance with the Corporation’s disability, retirement, insurance and other applicable plans and programs then in effect. If such Officer’s employment is terminated due to Disability, such Officer shall not be entitled to Change in Control Benefits.

(d) Termination for Retirement or Death. Following a Change in Control, if an Officer’s employment is terminated by reason of his Retirement or death, such Officer’s benefits shall be determined in accordance with the Corporation’s retirement, survivor’s benefits, insurance, and other applicable programs of the Corporation then in effect. In the event such Officer’s employment is terminated by reason of his or her Retirement or death, such Officer shall not be entitled to Change in Control Benefits.

(e) Termination for Cause, or Other Than for Good Reason or Retirement. Following a Change in Control, if an Officer’s employment is terminated either (i) by the Corporation for Cause, or (ii) by such Officer (other than for Retirement or Good Reason), the Corporation shall pay such Officer his full base salary and accrued vacation through the Effective Date of Termination, at the rate then in effect, plus all other amounts to which such Officer is entitled under any compensation plans of the Corporation, at the time such payments are due, and the Corporation shall have no further obligations to such Officer under this Change in Control Plan.

(f) Deferred Compensation. All amounts previously deferred by or accrued to the benefit of the Officer under any nonqualified deferred compensation plan sponsored by the Corporation (including, without limitation, any vested amounts deferred under incentive plans), together with any accrued earnings thereon, shall be paid in accordance with the terms of such plan.

(g) Notice of Termination. Any termination of employment by (i) the Corporation or (ii) by an Officer for Good Reason shall be communicated by a Notice of Termination.

SECTION 5. FORM AND TIMING OF CHANGE IN CONTROL BENEFITS.

(a) Form and Timing of Change in Control Benefits. Subject to Section 6 below, the Change in Control Benefits described in Sections 4(b)(i)(A), (B), (C) and (D) of this Article shall be paid in cash to the Officer in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond twenty (20) days from such date.

(b) Withholding of Taxes. The Corporation shall be entitled to withhold from any amounts payable under this Change in Control Plan all taxes as legally shall be required (including, without limitation, any United States federal taxes and any other state, city or local taxes).

SECTION 6. EXCISE TAX EQUALIZATION PAYMENT.

(a) Excise Tax Equalization Payment. Subject to the following paragraph, in the event that an Officer becomes entitled to Change in Control Benefits or any other payment or benefit under this Change in Control Plan, or under any other agreement with or plan or policy of the Corporation (in the aggregate, “Total Payments”), if all or any part of the Total Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Corporation shall pay to such Officer in cash an additional amount (the “Gross-Up Payment”) such that the net amount retained by such Officer after deduction of any Excise Tax on the Total Payments and any federal, state and local income tax, penalties, interest and Excise Tax upon the Gross-Up Payment provided for by this Section 6(a) (including FICA and FUTA), shall be equal to the Total Payments. Any such payment shall be made by the Corporation to such Officer as soon as practical following the Effective Date of Termination, but in no event beyond twenty (20) days from such date.

Such Officer shall only be entitled to a Gross-Up Payment under this Section 6(a) if such Officer’s “parachute payments” (as such term is defined in Section 280G of the Code) exceed three hundred thirty percent (330%) (the “Threshold”) of such Officer’s “base amount” (as determined under Section 280G(b) of the Code). In the event such Officer’s parachute payments do not exceed the Threshold, the benefits provided to such Officer under this Change in Control Plan that are classified as parachute payments shall be reduced such that the value of the Total Payments that such Officer is entitled to receive shall be one dollar ($1) less than the maximum amount which such Officer may receive without becoming subject to the tax imposed by Section 4999 of the Code, or which the Corporation may pay without loss of deduction under Section 280G(a) of the Code.

(b) Tax Computation. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax:

(i) Any other payments or benefits received or to be received by an Officer in connection with a Change in Control or such Officer’s termination of employment (whether pursuant to the terms of this Change in Control Plan or any other plan, policy, arrangement or agreement with the Corporation, or with any Person whose actions result in a Change in Control or any Person affiliated with the Corporation or such Persons) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of the Corporation’s tax counsel as supported by the Corporation’s independent auditors and acceptable to such Officer, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

(ii) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments; or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause 6(a) above); and

(iii) The value of any noncash benefits or any deferred payment or benefit shall be determined by the Corporation’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross-Up Payment, such Officer shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of such Officer’s residence on the Effective Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c) Subsequent Recalculation. In the event the Internal Revenue Service adjusts any item included in the Corporation’s computations under Section 6(b) of this Article so that such Officer did not receive the full net benefit intended under the provisions of this Section 6, the Corporation shall reimburse such Officer for the full amount necessary to make such Officer whole, plus a market rate of interest, as determined by the Committee.

In the event the Internal Revenue Service adjusts any item included in the Corporation’s computations under Section 6(b) of this Article so that such Officer is not required to pay the full amount of the excise tax assumed to have been owing in the determination of the Gross-Up Payment hereunder (or receives a refund of all or a portion of such excise tax), such Officer shall repay to the Corporation such portion of the Gross-Up Payment as shall exceed the amount of federal, state and local taxes actually determined to be owed. Such repayment shall be made within twenty (20) days of the date the actual refund or credit of such portion has been made to such Officer and such Officer shall pay the Corporation such interest received or credited to him or her by such tax authority for the period he or she held such portion.

SECTION 7. THE CORPORATION’S PAYMENT OBLIGATION.

(a) Payment Obligation Absolute. The Corporation’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Corporation may have against such Officer or anyone else. All amounts payable by the Corporation hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Corporation shall be final, and the Corporation shall not seek to recover all or any part of such payment from such Officer or from whomsoever may be entitled thereto, for any reason except as provided in Section 6(c) above.

No Officer shall be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Change in Control Plan, and the obtaining of any such other employment shall in no event result in any reduction of the Corporation’s obligations to make the payments and arrangements required to be made under this Change in Control Plan, except to the extent provided in Section 4(b)(i)(F) of this Article.

(b) Contractual Right to Benefits. This Change in Control Plan establishes and vests in each of the Officers a contractual right to the benefits to which he or she is entitled hereunder. However, nothing herein contained shall require or be deemed to prohibit the Corporation to segregate, earmark or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

SECTION 8. LEGAL REMEDIES.

(a) Payment of Legal Fees. To the extent permitted by law, the Corporation shall pay all reasonable legal fees, costs of litigation or arbitration, prejudgment or pre-award interest, and other expenses incurred in good faith by an Officer as a result of the Corporation’s refusal to provide Change in Control Benefits, or as a result of the Corporation’s contesting the validity, enforceability or interpretation of this Change in Control Plan, or as a result of any conflict (including conflicts related to the calculation of parachute payments) between the Corporation and such Officer.

(b) Arbitration. Any dispute or controversy arising under or in connection with this Change in Control Plan shall be settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Officer involved in such dispute or controversy within fifty (50) miles from the location of his or her employment with the Corporation, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for such Officer, shall be borne by the Corporation.

SECTION 9. MISCELLANEOUS.

(a) Successors to the Corporation. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform the Corporation’s obligations under this Change in Control Plan in the same manner and to the same extent that the Corporation would be required to perform them if no such succession had taken place. The date on which any such succession becomes effective shall be deemed to be the date of the Change in Control.

(b) Assignment by an Officer. This Change in Control Plan shall inure to the benefit of and be enforceable by each Officer’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If an Officer dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Change in Control Plan to such Officer’s Beneficiary. If such Officer has not named a Beneficiary, then such amounts shall be paid to such Officer’s devisee, legatee or other designee, or if there is no such designee, to such Officer’s estate.

(c) Beneficiaries. An Officer may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Change in Control Benefits owing to such Officer under this Change in Control Plan. Such designation must be in the form of a signed writing reasonably acceptable to the Committee. Such Officer may make or change such designations at any time.

(d) Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Illinois.

(e) Modification. No provision of this Change in Control Plan may be amended, terminated or waived unless such amendment, termination or waiver is agreed to in writing and signed by each Officer entitled to Change in Control Benefits hereunder and by an authorized member of the Committee, or by the respective parties’ legal representatives and successors. Notwithstanding the foregoing, the Committee shall have the right to amend or terminate this Change in Control Plan unilaterally by delivering written notice to each of the Officers entitled to benefits hereunder; provided that any such amendment or termination shall only become effective upon the first anniversary of the delivery of such notice to the Officers or on such later date as the Committee may specify in such notice (such first anniversary or later date being referred to as the “Applicable Date”). Notwithstanding the preceding sentence, no such unilateral amendment or termination shall become effective if a Change in Control occurs before the Applicable Date.

(f) No Duplication. An Officer who receives the Change in Control Benefits specified in Section 4(a) shall not be entitled to receive payments or benefits under the Involuntary Termination Plan set forth in Article III above.

(g) Termination. This Change in Control Plan shall automatically terminate two years after the occurrence of a Change in Control.